SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported): November 1, 2004

Boston Private Financial Holdings, Inc.

(Exact Name of Registrant as Specified in its Charter)

Massachusetts	0-17089	04-2976299
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

Ten Post Office Square, Boston, Massachusetts 02109

(Address of principal executive offices)

(617) 912-1900

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the fling obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

On November 1, 2004, Boston Private Financial Holdings, Inc. (the “Company”) entered into an Amended and Restated Forward Sale Agreement (the “Amendment”) with an affiliate of Merrill Lynch, Pierce, Fenner & Smith Incorporated (the “Merrill Lynch Affiliate”). Pursuant to the original agreement, the Merrill Lynch Affiliate borrowed and sold shares of the Company’s common stock on December 12, 2003 with the net proceeds of such sale to be received by the Company on a settlement date or dates to be specified at the Company’s discretion up to and including December 17, 2004 at an initial forward price of $22.886 per share. Under the Amendment, the Company will receive approximately $36 million in proceeds for the issuance of approximately 1.6 million shares of the Company’s common stock (unless the Company elects cash settlement), and settlement will take place on a settlement date or dates to be specified at the Company’s discretion up to and including December 31, 2005 at an initial forward price determined in accordance with the following schedule:

During Period (Dates are inclusive)	Initial Forward Price
From September 30, 2004 until January 16, 2005	$22.736
From January 17, 2005 until April 16, 2005	$22.666
From April 17, 2005 until July 16, 2005	$22.596
From July 17, 2005 until October 16, 2005	$22.526
From October 17, 2005 until December 31, 2005	$22.456

The initial forward price will be subject to increases based on a floating interest factor equal to the federal funds rate, less a spread. Except under limited circumstances, the Company has the right to elect cash or net stock settlement.

Item 9.01 Exhibits

(c) Exhibits.

10.1	Amended and Restated Forward Sale Agreement, dated as of November 1, 2004, among Boston Private Financial Holdings, Inc., Merrill Lynch International and Merrill Lynch, Pierce, Fenner & Smith Incorporated, as Agent.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunder duly authorized.

BOSTON PRIVATE FINANCIAL HOLDINGS, INC.

	By:	/s/ Walter M. Pressey
	Name:	Walter M. Pressey
	Title:	President and Chief Financial Officer
Date: November 3, 2004